UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

THE LGL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-00106	38-1799862
(State or Other Jurisdiction of Incorporation	(Commission File Number	(IRS Employer Identification No.)

2525 Shader Road, Orlando, FL	32804
(Address of Principal Executive Offices)	(Zip Code)

Patrick Huvane
Executive Vice President - Business Development
(407) 298-2000
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _____________.

Section 1.	Conflict Minerals Disclosure

Item 1.01	Conflict Minerals Disclosure and Report

A Conflict Minerals Report for the calendar year ended December 31, 2025, is filed herewith as Exhibit 1.01 and is publicly available at www.lglgroup.com/corporate-governance.

The reference to our website is provided for convenience only, and its contents are not incorporated by reference into this Form SD and the Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

Item 1.02	Exhibit

A copy of the Conflict Minerals Report is filed herewith as Exhibit 1.01.

Section 2.	Resource Extraction Issuer Disclosure

Item 2.01	Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3.	Exhibits

Item 3.01	Exhibits

Exhibit No.	Description

1.01	Conflict Minerals Report for The LGL Group, Inc. for the year ended December 31, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

THE LGL GROUP, INC.

By:	/s/ Patrick Huvane	June 1, 2026
	Patrick Huvane	DATE
Executive Vice President - Business Development

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